Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in this Registration Statement on Form S-8 of NewtekOne, Inc., formerly known as Newtek Business Services Corp. of our reports dated March 15, 2023, relating to the consolidated financial statements, and the consolidated financial statement schedules and the effectiveness of internal control over financial reporting of NewtekOne, Inc., formerly known as Newtek Business Services Corp., appearing in the Annual Report on Form 10-K of NewtekOne, Inc., formerly known as Newtek Business Services Corp. for the year ended December 31, 2022. /s/ RSM US LLP Hartford, Connecticut July 3, 2023